Exhibit 11.1

GREENFIRE RESOURCES LTD.

DISCLOSURE AND TRADING POLICY

Objective and Scope

The objective of the Disclosure and Trading Policy (the “Policy”) is to ensure that the communications of Greenfire Resources Ltd. (“Greenfire”) with the public are:

●	timely, factual, full, true and plain disclosure; and

●	broadly disseminated in accordance with all applicable legal and regulatory requirements.

The Policy documents the disclosure policies and practices of Greenfire and aims to promote an understanding of the legal requirements among Greenfire’s directors, officers and employees. In addition the Policy outlines the relevant trading restrictions and policies applicable to Greenfire’s directors, officers and employees.

This policy is also intended to assist the President and Chief Executive Officer (“CEO”) and the Chief Financial Officer (“CFO”) of Greenfire in making certifications with respect to the disclosure controls of Greenfire required under National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings and to assist any director or officer of Greenfire in the conduct of the reasonable investigation required to provide a defense to any action against such director or officer based on a misrepresentation or failure to make timely disclosure.

This Policy extends to all directors, officers and employees of Greenfire, those authorized to speak on its behalf and all other insiders and covers all disclosure, including disclosure made in:

●	all statutorily mandated documents filed with securities regulators.

●	all written statements made in non-mandated documents such as letters to shareholders, presentations by senior management and information contained on Greenfire’s website and in other electronic communications.

●	all oral statements including oral statements made in meetings and telephone conversations with analysts and investors, interviews with the media as well as speeches, press conferences and conference calls.

●	any other communication, the content of which would reasonably be expected to affect the market value or price of any security of Greenfire.

Disclosure Committee

Greenfire has established a Disclosure Committee consisting of Greenfire’s CEO, CFO, SVP Corporate Development, VP Finance, and Director of Corporate Development & Capital Markets. The Disclosure Committee may invite participation and input by other members of management. The mandate of the Disclosure Committee is attached as Appendix A to this Policy.

The Disclosure Committee has been established with the responsibility of overseeing Greenfire’s disclosure and external communication practices. The Disclosure Committee will meet or converse as required. The Disclosure Committee shall have the authority to retain experts, including lawyers, accountants, engineers and other persons, to assist the Disclosure Committee as they deem necessary.

It is essential that the members of the Disclosure Committee be kept fully apprised of all pending material developments concerning Greenfire in order to evaluate and discuss those events and to determine the appropriateness and timing of public release of information. If any officer, director or employee of Greenfire becomes aware of any information which may constitute material information they must forthwith advise one of the members of the Disclosure Committee. If any officer, director or employee is unsure whether or not information is material, they should immediately contact a member of the Disclosure Committee before disclosing it to anyone. The Disclosure Committee shall determine materiality and how that information will be controlled.

The Disclosure Committee will ensure that the Board is promptly and fully informed regarding potential disclosure issues facing Greenfire as they may arise from time to time. This includes circumstances in which aspects of potentially material information or any underlying matter may not then be known or fully known, investigation or analysis of potentially material information or an underlying matter remains to be fully determined.

All written public disclosures shall be reviewed by the Disclosure Committee. All such disclosures shall also be reviewed and approved by the Board or a committee of the Board if required by law, this Policy or any other policies of Greenfire. In any event the following documents will be reviewed in whole or part by the appropriate committee of the Board and recommended for approval by the Board or reviewed and approved by the Board:

●	annual and interim financial statements and related management’s discussion and analysis of operations and related press releases and Form 6-K filings.

●	information circulars for any meetings of shareholders and related press releases and Form 6-K filings.

●	annual information form for Greenfire, including all reserves disclosure mandated under National Instrument 51-101 – Standards of Disclosure for Oil and Gas Activities.

●	annual report on Form 20-F, including all reserves disclosure mandated by Subpart 1200 of Regulation S-K, or annual report on Form 40-F, as applicable.

●	any press release containing material information relating to Greenfire and related Form 6-K filings except for routine press releases or where immediate release is required to comply with law or the rules of any stock exchange where Greenfire’s securities are listed.

●	any take-over bid circulars, director’s circular or rights offering circular and related Form 6-K filings.

●	any prospectus, offering document or registration statement.

●	any environmental, social and governance or sustainability report and related Form 6-K filings.

The Disclosure Committee will recommend changes to this Policy as needed to comply with changing regulatory requirements.

Determining Materiality

Material information is any information relating to the business and affairs of Greenfire that results in, or would reasonably be expected to result in, a significant change in the market price or value of Greenfire’s listed securities, or that would reasonably be expected to have a significant influence on a reasonable investor’s investment decisions. Material information may include, but is not limited to, the following:

●	changes in corporate structure.

●	changes in capital structure.

●	changes in financial results.

●	changes in business and operations, including changes in productions and reserves.

●	acquisitions and dispositions.

●	changes in credit arrangements.

●	changes in environmental or safety related incidents.

It is the Disclosure Committee’s responsibility to determine what information is material in the context of Greenfire’s affairs. The Disclosure Committee must take into account a number of factors in making judgments concerning the materiality of information. Factors include the nature of the information itself, the volatility of Greenfire’s securities and prevailing market conditions.

In complying with the requirement to disclose material information under applicable laws and stock exchange rules, Greenfire will adhere to the following basic disclosure principles:

●	subject to certain exceptions, material information will be publicly disclosed immediately via approved news release.

●	disclosure will include any information, the omission of which would make the rest of the disclosure misleading, and will provide sufficient detail to permit investors to appreciate the substance and importance of the information.

●	unfavourable information will be disclosed just as promptly and completely as favourable information.

●	selective disclosure is not acceptable. If previously undisclosed material information has been inadvertently disclosed to any person who is not bound by an express confidentiality obligation, such information will be broadly disclosed immediately via news release. Disclosure made to analysts cannot be protected by a confidentiality agreement.

●	if material information that is not in the public domain is to be announced at an analyst or shareholder meeting or a news conference, its announcement must be co-ordinated with a general public announcement by news release.

●	derivative information (which is information extracted from a document filed on behalf of another person or company) which is included in a document or oral statement should include a reference identifying the document that was the source of the information.

●	dissemination of information via Greenfire’s website or through social media alone does not constitute adequate disclosure of material information.

●	disclosure must be corrected immediately if it is subsequently discovered that earlier disclosure contained a material error at the time it was given.

Disclosure Controls and Procedures

The Disclosure Committee and/or Board shall establish specific procedures and timetables which shall be adhered to by Greenfire and its employees for the preparation of all disclosure statements, and, wherever practicable, their review by such personnel, the auditors and external legal counsel, as the Disclosure Committee and/or Board may determine and, ultimately their dissemination in compliance with this Policy. In addition to review of all disclosure statements, the Disclosure Committee and/or Board may employ questionnaires to directors and officers, formal or informal due diligence sessions, certifications of officers and involvement of experts. The Disclosure Committee and/or Board may elect to, at any time, adopt controls and procedures that are different than those which have been previously established, provided that such controls and procedures are, in the opinion of the Disclosure Committee and/or Board, satisfactory to ensure that disclosure statements are disclosed in compliance with this Policy.

The disclosure controls and procedures will involve the following:

●	identification of all continuous disclosure requirements under securities laws, rules and policies applicable to Greenfire.

●	identification of the individuals responsible for preparing reportable information and individuals, whether internal or external, responsible for reviewing reports or portions of reports to verify disclosure made with respect to their areas of responsibility or expertise.

●	establishment of timetables for the preparation and adequate review of reportable information.

●	procedures for obtaining “sign-off” on disclosure of reportable information and receipt of written consents from all experts whose reports are included or referred to in any disclosure.

●	procedures for the identification and timely reporting to the Disclosure Committee and/or the Board of information which may constitute material information or which may constitute a material change to previously disclosed material information, including the identification of individuals who are likely to learn first about events outside the control of Greenfire that may give rise to material information.

●	procedures for the identification and reporting to the Audit and Reserves Committee of the Board of any fraud, whether or not material, that involves management or other employees who have a significant role in Greenfire’s internal controls.

●	documenting the procedures followed with respect to the release of each disclosure made in writing and for the review of any disclosure made orally.

●	procedures and monitoring for the handling of information (material and non-material) provided via Greenfire’s social media accounts.

●	ongoing evaluation of Greenfire’s disclosure controls and procedures.

Trading Restrictions and Blackout Periods

It is illegal for anyone with knowledge of material information affecting a public issuer that has not been publicly disclosed to purchase or sell securities of that issuer or to purchase or sell a “call” or “put” or any other derivative security in respect of the securities of such issuer. It is also illegal for anyone to inform any other person of material non-public information, except in the necessary course of business and where approved by the Disclosure Committee.

Trading blackout periods will apply to all directors and officers and those employees designated by the Disclosure Committee and/or the Board who participate in the preparation of Greenfire’s financial statements or reserves evaluations, or who are otherwise privy to non-public material financial or operational information relating to Greenfire during periods when financial statements or reserves audits are being prepared but results have not yet been publicly disclosed. Regularly scheduled trading blackouts will commence on the 15th calendar day after the end of each financial quarter and on the 30th calendar day after the end of the financial year and ending two business days following the issuance of a press release disclosing the results for the period.

Blackout periods may also be prescribed from time to time by the Disclosure Committee and/or the Board as a result of special circumstances relating to Greenfire when directors, officers and employees would be precluded from trading in its securities. All parties with knowledge of such special circumstances should be covered by the blackout. These parties may include external advisors such as legal counsel, investment bankers, and other professional advisors, and counter-parties in negotiations of material potential transactions. In extraordinary circumstances, the Disclosure Committee and/or the Board may grant a waiver of the blackout period to a director, officer or employee.

In addition, in connection with a takeover bid, issuer bid, prospectus offering, “restricted” private placement, amalgamation, arrangement, capital reorganization or similar transaction, subject to certain limited exemptions under applicable securities laws and stock exchange rules, neither Greenfire nor any director, officer or other insider of Greenfire who is acting jointly or in concert with Greenfire for the particular transaction shall bid for or purchase a “restricted security” for their own account or for an account over which they exercise control or direction or attempt to induce or cause any person or company to purchase a restricted security. A restricted security for this purpose is the securities offered pursuant to the prospectus or “restricted” private placement offer or offered by Greenfire pursuant to any securities exchange takeover bid, any security of Greenfire subject to an issuer bid, a security of Greenfire issuable pursuant to an amalgamation, arrangement, capital reorganization or similar transaction in relation to which proxies are being solicited from security holders that will receive the offered security, or a “connected security” of any such securities. These restrictions shall apply:

(i)	in the case of a “restricted” private placement or prospectus offering, commencing on the date that is two trading days prior to the date that the offering price of the offered securities is determined and ending on the date that the selling process in respect of the offering ends and all stabilization arrangements relating to the offered security are terminated;

(ii)	in the case of a take over bid or issuer bid, commencing on the date of dissemination of the take over bid or issuer bid circular and ending on the termination of the period during which the securities may be deposited under the bid, including any extension thereof, or the withdrawal of the bid; and

(iii)	in the case of an amalgamation, arrangement, capital reorganization or other similar transaction, commencing on the date that the information circular for such transaction is disseminated and ending on the date of approval of the transaction by securityholders that will receive the offered security or the termination of the transaction.

A member of the Disclosure Committee should be consulted if there is any question as to when these restrictions shall have ceased to apply in any particular circumstance. Legal counsel shall be consulted prior to any discussions, written or otherwise, with any stakeholder.

Insider Trading

In conjunction with regulatory requirements, it is the policy of Greenfire that once a person or company becomes a “reporting insider” of Greenfire, their security holdings, and any change therein, must be reported to the appropriate securities commissions.

The responsibility for compliance with insider reporting obligations rests with the reporting insiders and not with Greenfire. Greenfire has an interest in monitoring the holdings of all of its “insiders” (including reporting insiders) and ensuring that insider holdings are accurately reported in all securities filings of Greenfire and as the identity of insiders and the size of their holdings may be relevant in determining whether Greenfire is permitted, under applicable securities laws and stock exchange rules to undertake certain corporate transactions.

Greenfire will establish and maintain a system for ensuring compliance by reporting insiders with their reporting obligations.

Insider Filings

An initial filing must be completed electronically on the System for Disclosure by Insiders (“SEDI”) within 10 days after the date on which the person or corporation became a reporting insider of Greenfire. An initial filing is not required, however, when a person becomes a reporting insider if the person has no direct or indirect beneficial ownership, control or direction over securities of Greenfire.

A person or corporation who is a reporting insider must report any changes in their direct or indirect beneficial ownership of or control or direction over securities of the reporting issuer electronically on SEDI within 5 days after the date such change takes place. A copy of the insider filing must also be sent to the CFO of Greenfire where a reporting insider has bought or sold securities of Greenfire.

Insider reports that are filed late will incur a late fee of $50/day up to a maximum of $1,000 per calendar year. Greenfire is not responsible for monitoring the timeliness of a reporting insider’s filings and will not be obligated to reimburse any late fees incurred by any reporting insider.

If a person or corporation that is subject to this Policy is uncertain as to whether they are an “insider” and/or “reporting insider” of Greenfire, they should contact the CFO of Greenfire. The Corporate Secretary will be pleased to assist any reporting insider with insider filings.

Prohibition on Trading – “Special Relationship”

Under applicable securities legislations a person in “special relationships” with a public issuer is prohibited from trading in securities of that public issuer. From time to time, Greenfire will be considered to be in a “special relationship” with other public issuers as a result of receiving confidential information in connection with potential mergers, acquisitions or dispositions of significant assets, or purchases of securities. Directors, officers and employees of Greenfire and subsidiaries of Greenfire will also be considered to be in a “special relationship” and may not trade in securities of such public issuers once they have any knowledge relating to such public issuer. In addition, the Board considers it inappropriate for any director, officer or employee of Greenfire or a subsidiary of Greenfire to trade in the securities of any public issuer based upon information obtained, whether from public or confidential sources, in the course of their employment while Greenfire is considering a merger, acquisition or significant asset purchase or sale with such public issuers.

Maintaining Confidentiality

Any employee of Greenfire privy to confidential information is prohibited from communicating such information to anyone else, unless it is necessary to do so in the course of business. Efforts will be made to limit access to confidential information to only those who need to know the information and those persons will be advised that the information is to be kept confidential.

Outside parties privy to undisclosed material information concerning Greenfire must be told that they must not divulge such information to anyone else, other than in the necessary course of business, and that they may not trade in Greenfire’s securities until the information is publicly disclosed.

To prevent the misuse or inadvertent disclosure of material information, the following procedures should be observed at all times:

●	documents and files containing confidential information should be kept in a safe place, with access restricted to individuals who “need to know” that information in the necessary course of business. Code names should be used if necessary.

●	confidential matters should not be discussed in places where the discussion may be overheard, such as elevators, hallways, restaurants, airplanes or taxis.

●	confidential matters should not be discussed on cell phones in public spaces.

●	confidential matters should not be read or displayed in public places and should not be discarded where others can retrieve them.

●	employees must ensure they maintain the confidentiality of information in their possession outside of the office as well as inside the office.

●	transmission of documents by electronic means, such as by fax, e-mail, or directly from one computer to another, should be made only where it is reasonable to believe that the transmission can be made and received under secure conditions.

●	unnecessary copying of confidential documents should be avoided and documents containing confidential information should be promptly removed from conference rooms and work areas after meetings have concluded. Extra copies of confidential documents should be shredded or otherwise destroyed.

●	access to confidential electronic data should be restricted through the use of passwords.

Confidential Material Information

In certain circumstances the Disclosure Committee and/or the Board may determine that disclosure of certain information would be unduly detrimental to Greenfire (for example, if releasing the information would prejudice negotiations in a corporate transaction), in which case, the information will be kept confidential until the Disclosure Committee and/or the Board determines it is appropriate to publicly disclose. In such circumstances, the Disclosure Committee and/or the Board may cause a confidential material change report to be filed with the applicable securities regulators and will periodically (at least every 10 calendar days) review its decision to keep the information confidential.

Where disclosure of a material change is delayed, Greenfire must maintain complete confidentiality. During the period before a material change or material fact is disclosed, market activity in Greenfire’s securities should be carefully monitored. Any unusual market activity may mean that news of the matter has been leaked and that certain persons are taking advantage of it. If the confidential material change or material fact, or rumours about it, have leaked or appear to be impacting the price of the securities, Greenfire should immediately take steps to ensure that a full public announcement is made. This would include contacting the relevant stock exchange’s market surveillance division and asking that trading be halted pending the issuance of a news release.

Where a material change or material fact is being kept confidential, persons with knowledge of the material change or material fact may not use such information in purchasing or selling its securities. Such information should not be disclosed to any person or company, except in the necessary course of business. If Greenfire discloses material information under the “necessary course of business” exception, it should make sure that those receiving the information understand that they are now in a “special relationship” with Greenfire and cannot pass the information on to anyone else (other than in the “necessary course of business”), or trade on the information, until it has been generally disclosed. In such circumstances, the feasibility of having such parties enter into a confidentiality agreement with Greenfire should be considered.

Designated Spokespersons

Greenfire has designated the following spokespersons responsible for communication with the investment community, regulators and the media:

●	the CEO;

●	the CFO;

●	the Director, Corporate Development and Capital Markets; and

●	where applicable, the Chair of the Board.

The individuals listed above may, from time to time designate others within Greenfire to speak on behalf of Greenfire, as back-ups or to respond to specific inquiries.

Employees and directors who are not authorized spokespersons must not respond under any circumstances to inquiries from the investment community, the media or others, unless specifically asked to do so by an authorized spokesperson. All such inquiries should be referred to one of the designated spokespersons.

News Releases

Once the Disclosure Committee and/or the Board determines that a development is material, it will authorize the issuance of a news release, unless the Disclosure Committee and/or the Board determines that such development should remain confidential for a period of time, in which case appropriate confidential filings may be made and controls of the inside information will be instituted. Should material undisclosed information be inadvertently disclosed on a selective basis, Greenfire will issue a news release as soon as practicable in order to fully disclose that information. Pending the public release of any such material information, the parties who have knowledge of the information should be advised that the information is material and has not been generally disclosed.

If the stock exchange(s) upon which Greenfire’s securities are listed are open for trading at the time of a proposed announcement, Greenfire will endeavour to provide prior notice of a news release announcing material information to the market surveillance division of the exchange to enable market surveillance to determine if a trading halt is in order. If a news release announcing material information is issued outside of trading hours, Greenfire will endeavour to provide notice to market surveillance before the news release is issued.

News releases containing guidance and financial results will be reviewed by the Board prior to issuance, annual and interim financial results will be publicly released as soon as practicable following Board approval of the applicable press release and related financial statements.

News releases will be disseminated through an approved news wire service that provides simultaneous national distribution. News releases will also be posted on Greenfire’s website after release over the news wire.

Conference Calls

Conference calls may be held to enable management to discuss quarterly earnings and major corporate developments. Conference calls shall be simultaneously accessible to all interested parties, whether they actively participate by telephone, or merely listen in by telephone or through an Internet webcast. Each such call will be preceded by a news release setting out relevant material information. At the beginning of the call, a spokesperson of Greenfire will provide appropriate cautionary language respecting any forward-looking information, and will direct participants to publicly available documents containing the assumptions, sensitivities and a full discussion of the risks and uncertainties. In advance of a conference call or industry conference call, to the extent practicable, Greenfire will endeavour to script comments and responses to anticipated questions to identify material information that should be publicly disclosed and will limit comments and responses to non-material information and material information that has previously been publicly disclosed.

Greenfire will provide advance notice of any conference call and webcast by issuing a news release announcing the date and time and providing information on how interested parties may access the call and webcast. In addition, Greenfire may invite analysts, institutional investors, the media and other interested parties to participate. Subject to any technical difficulties, an audio recording of the conference call and/or an archived audio webcast will be made available for a minimum of 72 hours following the call.

The Disclosure Committee may hold a debriefing meeting immediately after the conference call and if such debriefing uncovers selective disclosure of previously undisclosed material information, Greenfire will immediately disclose such information broadly via news release.

Rumours

Greenfire does not comment, affirmatively or negatively, on rumours. Greenfire’s spokespersons will respond consistently to any rumours with the following comment: “It is our policy not to comment on market rumours or speculation.”

Should the stock exchange(s) on which Greenfire’s securities are listed request that Greenfire make a definitive statement in response to a market rumour that is causing significant volatility in the securities of Greenfire, the Disclosure Committee and/or the Board will consider the matter and decide whether to make a policy exception. If the rumour is true, in whole or in part, Greenfire will immediately issue a news release disclosing the relevant information.

Contacts with Analysts, Investors and the Media

Meetings with analysts and significant investors are an important element of Greenfire’s investor relations program. Greenfire will meet with analysts and investors on an individual or small group basis as needed and will initiate contacts or respond to analyst and investor calls in accordance with this Policy.

Disclosure in individual or group meetings does not constitute adequate disclosure of information that is considered to be material non-public information. If Greenfire intends to announce material information at an analyst or shareholder meeting conference call, the announcement must be preceded by a news release. Material prepared for any such meetings should be reviewed by a member of the Disclosure Committee prior to the meeting with a view to eliminating inadvertent selective disclosure and verifying the accuracy of any such materials.

Greenfire will provide only non-material information through individual and group meetings, in addition to regular publicly disclosed information. Greenfire cannot alter the materiality of information by breaking down the information into smaller, non-material components.

Spokespersons should keep notes of telephone conversations with analysts and investors. Where practicable, more than one representative of Greenfire should be present at all individual and group meetings. A debriefing should be held after such meetings and if such debriefing uncovers selective disclosure of previously undisclosed material information, Greenfire will immediately disclose such information broadly via a news release.

Reviewing Analyst Draft Reports and Models

It is Greenfire’s policy to review, upon request, analysts’ draft research reports or models. Greenfire will review the report or model for the purpose of pointing out errors in factual content only based on publicly disclosed information. It is Greenfire’s policy, when an analyst inquires with respect to his or her estimates, to question an analyst’s assumptions if the estimate is a significant outlier among the range of estimates or Greenfire’s published earnings guidance. Greenfire will limit its comments in responding to such inquiries to non-material information. Greenfire will not confirm, or attempt to influence, an analyst’s opinions or conclusions and will not express comfort with the analyst’s model and earnings estimates.

So as not to endorse an analyst’s report or model, Greenfire will provide its comments orally or will attach a disclaimer to written comments to indicate the report was reviewed only for factual accuracy,

Distributing Analyst Reports

Analyst reports are proprietary products of the analyst’s firm. Re-circulating an analyst’s report may be viewed as an endorsement by Greenfire of the report. For these reasons, Greenfire will not provide analyst reports through any means to persons outside of Greenfire, including posting such information on its website. Greenfire may post on its website a complete list, regardless of the recommendation, of all the investment firms and analysts who provide research coverage on Greenfire. If provided, such list will not include links to the analysts’ or any other third party websites or publications.

Greenfire may distribute analyst reports internally to: (i) directors and senior officers; (ii) Greenfire’s financial and professional advisors; and (iii) employees of Greenfire.

Forward-Looking Information

Should Greenfire elect to disclose forward-looking information (“FLI”) in continuous disclosure documents, speeches, conference calls, etc., the following guidelines will be observed:

●	the information, if deemed material will be broadly disseminated in accordance with this Policy.

●	the information will be published only if there is a reasonable basis for drawing the conclusions or making the forecast and projection and will be clearly identified as forward-looking.

●	Greenfire will identify material assumptions used in the preparation of the FLI.

●	the information will be accompanied by meaningful cautionary statements and statements proximate to such information that identifies, in specific terms, the risks and uncertainties that may cause the actual results to differ materially from those projected in the statement, which may include a sensitivity analysis to indicate the extent to which different business conditions from the underlying assumptions may affect the actual outcome.

●	public oral statements also require a cautionary statement that actual results could differ materially and a reference to material factors and assumptions that could cause actual results to differ materially and that such factors or assumptions are contained in a readily available document.

●	the information will be accompanied by a statement that disclaims Greenfire’s intention or obligation to update or revise the FLI, whether as a result of new information, future events or otherwise except as required by applicable securities laws. Notwithstanding this disclaimer, should subsequent events prove past statements about current trends to be materially off target, Greenfire may issue a news release explaining the reasons for the difference; in such cases, Greenfire will update its guidance on the anticipated impact on production (or other key metrics).

Correcting Disclosure

Any director, officer or employee of Greenfire who believes that any public disclosure of Greenfire, including any documents released by Greenfire or any public oral statements, contains a misrepresentation, shall promptly notify a member of the Disclosure Committee and/or the Board of such misrepresentation, and such member shall inform the Board and subject to the Board determining that a document released by Greenfire contains a misrepresentation shall take appropriate steps to correct such misrepresentation promptly, and in any event within two business days. In addition, any director, officer or employee who has concerns about whether or not information is undisclosed material information, should contact a member of the Disclosure Committee and/or the Board in respect of such matter.

Quiet Periods

In order to avoid the potential for selective disclosure, or the perception or appearance of selective disclosure, Greenfire will observe quiet periods prior to quarterly earnings announcements or when material changes are pending. During a quiet period Greenfire will not initiate or participate in any meetings or telephone contacts with analysts and investors and no earnings guidance will be provided to anyone, other than responding to unsolicited inquiries concerning factual matters. The quiet period commences 10 calendar days before the planned release of financial results and ends on the first business day following the issuance of a news release disclosing the financial results.

Additional quiet periods may be established from time to time by Greenfire as a result of special circumstances relating to Greenfire. The existence of a special purpose quiet period will be communicated by a means approved by the Disclosure Committee and/or the Board (which may include email).

If Greenfire is invited to participate, during a quiet period, in investment meetings or conferences organized by others, the Disclosure Committee and/or the Board will determine, on a case-by-case basis, if it is advisable to accept these invitations. If accepted, caution will be exercised to avoid selective disclosure of any material undisclosed information.

Responsibility for Electronic Communication

This Policy applies to electronic communications. Accordingly, directors, officers and personnel responsible for written and oral public disclosures are also responsible for electronic communications.

Greenfire will continuously update the investor relations section of Greenfire’s website and will monitor all information placed on the website for accuracy, completeness, currency and compliance with relevant securities laws.

The Disclosure Committee must approve all links from Greenfire’s website to a third party website. Any such links will include a notice that advises the reader that he or she is leaving Greenfire’s website and that Greenfire is not responsible for the contents of the other site.

Investor relations material will be contained within a separate section of Greenfire’s website and will include a notice to the reader that the information posted was considered accurate at the time of posting, but may be superseded by subsequent disclosures or become inaccurate over time. All data posted to the website, including text and audiovisual material, will identify the date such material was issued. Any material changes in information will be updated as soon as possible.

Disclosure on Greenfire’s website alone does not constitute adequate disclosure of information that is considered material non-public information. Any disclosures of material information on the website will be preceded by the issuance of a news release. Greenfire will, however, endeavour to concurrently post to its website all material documents filed on SEDAR and, if applicable, EDGAR in an effort to improve investor access to its information. Where practicable, Greenfire will also endeavour to post on its website all supplemental information as given to analysts, institutional investors and other market professionals such as data books, fax sheets, slides of investor presentations and other relevant materials. Responses to electronic inquiries will be provided as appropriate. Only public information or information that could otherwise be disclosed in accordance with this Policy will be utilized in responding to electronic queries.

In order to avoid inadvertent disclosure of material undisclosed information, employees are prohibited from participating in Internet chat rooms or newsgroup discussions on matters pertaining to Greenfire’s activities or its securities. Employees who encounter a discussion pertaining to Greenfire should advise a member of the Disclosure Committee immediately, so the discussion may be monitored.

Each employee’s corporate email address is, in fact, an address of Greenfire. Therefore, all correspondence received and sent by email is to be considered correspondence of Greenfire.

As there are constant developments regarding electronic disclosure of material information by issuers, the Disclosure Committee will monitor such developments and the impact of all such developments on Greenfire’s disclosure practices and this Policy.

APPENDIX A — DISCLOSURE COMMITTEE MANDATE

●	To review, on an ongoing basis, Greenfire’s Disclosure and Trading Policy (the “Policy”) to ensure that it addresses Greenfire’s principal business risks, changes in operations or structure, and facilitates compliance with applicable legislative and regulatory reporting requirements.

●	To design a set of “disclosure controls and procedures” to provide reasonable assurance that:

●	the Disclosure Policy is effectively implemented across all business units and corporate functions; and

●	information of a material nature is accumulated and communicated to senior management, including the President and Chief Executive Officer and the Chief Financial Officer, to allow timely decisions on required disclosures and certification.

●	To review prior to issuance or submission to the Audit Committee (or other appropriate committee of the Board) or Board:

●	annual and interim filings, management information circulars, material change reports, annual information forms, and any other information filed with securities regulators;

●	news releases containing financial information, earnings guidance, information about material acquisitions or dispositions, or other information material to investors;

●	presentations and reports containing financial information broadly disseminated to analysts, creditors and investors, including financial information displayed on Greenfire’s website; and

●	oral disclosures requiring review pursuant to the Policy.

●	To direct and supervise an annual evaluation of the effectiveness of Greenfire’s disclosure controls and procedures.

●	To monitor compliance with the Policy.

●	To educate Greenfire’s directors, officers and employees on disclosure issues and the Policy.

●	To monitor the disclosure made on Greenfire’s website.

●	To bring to the attention of the President and Chief Executive Officer, and the Chief Financial Officer all relevant information with respect to the Committee’s activities, the annual or interim filings, and the evaluation of the effectiveness of Greenfire’s disclosure controls and procedures.

Approved by the Board of Directors on September 20, 2023.